Exhibit 8.2

Toronto, December 10, 2009

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, ON
M5J 2J5

Ladies and Gentlemen:

We have acted as Canadian tax counsel to Royal Bank of Canada (“RBC”) in connection with the issuance by RBC of its Senior Debt Securities and Subordinated Debt Securities.  We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Taxation” on the Registration Statement filed on Form F-3 (the “Registration Statement”) for the Senior Debt Securities and Subordinated Debt Securities dated December 10, 2009 are accurate in all material respects subject to the limitations and qualifications therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Tax Consequences – Canadian Taxation.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours very truly,

/s/ OGILVY RENAULT LLP

OGILVY RENAULT LLP / S.E.N.C.R.L., s.r.l. Barristers & Solicitors, Patent & Trade-mark Agents	Suite 3800 Royal Bank Plaza, South Tower 200 Bay Street, P.O. Box 84 Toronto, Ontario M5J 2Z4 CANADA	T : 416.216.4000 F : 416.216.3930 toronto@ogilvyrenault.com	ogilvyrenault.com
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